CONSENT OF REGISTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-71788 and No. 33-80306) of Titan International, Inc. of our reports dated 13 February 2013 relating to the financial statements of Titan Europe plc, which apear in the Current Report on Form 8-K/A of Titan International, Inc. dated 19 October 2012.

/s/ PricewaterhouseCoopers LLP

Birmingham, United Kingdom
13 February 2013